                                                                       EXHIBIT A

SAFEWAY 401(k) SAVINGS PLAN

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2002 AND 2001, SUPPLEMENTAL
SCHEDULE AS OF DECEMBER 31, 2002 AND
INDEPENDENT AUDITORS' REPORT

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

                                                                                PAGE
INDEPENDENT AUDITORS' REPORT                                                      1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS
  ENDED DECEMBER 31, 2002 AND 2001:

  Statements of Net Assets Available for Benefits                                 2

  Statements of Changes in Net Assets Available for Benefits                      3

  Notes to Financial Statements                                                  4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002 -

  Form 5500, Schedule H, Part IV, Line 4i - Supplemental Schedule of Assets
    Held for Investment Purposes                                                  8

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415)783-4000
Fax: (415)783-4329
www.deloitte.com

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

Safeway Benefit Plans Committee
  and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the "Plan") as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ DELOITTE & TOUCH LLP

June 20, 2003

--------
DELOITTE
Touche
Tohmatsu
--------

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                            2002       2001
ASSETS:
 Investments at fair value:
  Mutual funds                            $ 57,445   $ 70,153
  Safeway common stock                      28,163     64,601
  Short-term investment funds               11,945     12,034
  Participant loans                          5,013      5,433
                                          --------   --------

      Total                                102,566    152,221

Investments at contract value -
 guaranteed investment contracts            42,023     34,851
                                          --------   --------

      Total investments                    144,589    187,072
                                          --------   --------

Receivables:
 Due from broker for securities sold            60        224
                                          --------   --------

      Total assets                         144,649    187,296

LIABILITIES:
 Due to broker for securities purchased         40        109
 Accrued administrative expenses               101          -
                                          --------   --------

      Total liabilities                        141        109
                                          --------   --------

NET ASSETS AVAILABLE FOR BENEFITS         $144,508   $187,187
                                          ========   ========

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)

                                                        2002         2001
ADDITIONS TO NET ASSETS AVAILABLE FOR BENEFITS:
 Investment (loss) income:
  Net depreciation in fair value of
   investments                                       $ (39,026)   $ (43,016)
  Interest and dividends                                 4,420        4,357
                                                     ---------    ---------

      Total investment loss                            (34,606)     (38,659)

Participant contributions                                4,489        4,871
                                                     ---------    ---------

      Total                                            (30,117)     (33,788)
                                                     ---------    ---------

DEDUCTIONS FROM NET ASSETS AVAILABLE FOR BENEFITS:
 Benefits paid to participants                         (12,293)     (13,405)
 Administrative expenses                                  (269)        (147)
                                                     ---------    ---------

      Total                                            (12,562)     (13,552)
                                                     ---------    ---------

NET DECREASE                                           (42,679)     (47,340)

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                                     187,187      234,527
                                                     ---------    ---------

 End of year                                         $ 144,508    $ 187,187
                                                     =========    =========

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001

1.       DESCRIPTION OF THE PLAN

         The following description of the Safeway 401(k) Savings Plan (the "Plan") is provided for general information only. The following description reflects all Plan amendments through December 31, 2002. On April 8, 1997, Safeway Inc. (the "Company") acquired all of the outstanding common stock of The Vons Companies, Inc. ("Vons"). Vons has remained the Plan Sponsor with a change in the Plan administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan's provisions.

         GENERAL - The Plan is a defined contribution plan which generally covers all active nonunion employees having at least one year of service, age 21 or older, and not participating in any other qualified defined contribution plan. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

         CONTRIBUTIONS - Employees may elect to contribute between 1% and 18% (25% effective April 1, 2001) of their eligible pay up to a maximum of $11,000 and $10,500 for the years ended December 31, 2002 and 2001, respectively. Participants may direct their contributions to one of nine investment options. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. The Plan was amended to disallow employer contributions after July 1, 1997.

         TRUSTEE - The trustee of the Plan was Merrill Lynch Trust Company until March 31, 2001. Effective April 1, 2001, the trustee was changed to Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch Howard Johnson & Company.

         INVESTMENT OPTIONS - Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

         VESTING - All contributions made after December 31, 1995 are fully vested. Effective April 1, 2001, all active employees are 100% vested in the Vons' pre-1995 match account. All Vons' pre-1995 match amounts shall become vested in accordance with the following table for former participants:

                                                             VESTED
                                                           PERCENTAGE
Years of vesting service:
    Less than 3                                                 0%
    3 but less than 4                                          20%
    4 but less than 5                                          40%
    5 but less than 6                                          60%
    6 but less than 7                                          80%
    7 or more                                                 100%

         PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant's total assets among the Funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

         PARTICIPANT LOANS - Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years (4 years effective April 1, 2001), except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant's account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2002 and 2001, respectively, there were 395 and 451 loans outstanding with interest rates ranging from 5.75% to 10.50%

         HARDSHIP WITHDRAWS - Participants are not able to take hardship withdrawal distributions.

         PAYMENT OF BENEFITS - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant's life expectancy. If the participant's vested account is $5,000 or less, the participant will receive an immediate lump sum distribution.

         PLAN TERMINATION - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.       SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The financial statements of the Plan are prepared using the accrual method of accounting.

         INVESTMENT VALUATION AND INCOME RECOGNITION - The Plan's investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan's other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

         The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior years' financial statements in order to conform with the current year's presentation.

         INCOME TAXES - The Internal Revenue Service issued a Determination Letter dated November 20, 1996 stating that the Plan, as then designed, satisfied the requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator, after consultation with Plan tax counsel, believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and that the Plan was qualified and the related trust was trust-exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan's financial statements.

3.       INVESTMENTS

         The fair values (or contract values) of individual investments that represented 5% or more of the Plan's net assets at December 31, 2002 and 2001 were as follows (in thousands):

                                                             2002       2001
Guaranteed Investment Contract -
  Transamerica Life TDA-76893-TR-O                          $15,905   $13,712
Safeway Common Stock                                         28,163    64,601
Merrill Lynch S&P 500 Stock Fund                             31,273    48,222
Guaranteed Investment Contract - State Street Bank #99002    15,606    11,702
SEI Stable Asset Fund #190-947                               11,454    11,583
PIMCO Total Return Fund CI A                                 16,928    11,712

         During the years ended December 31, 2002 and 2001, net depreciation of assets recorded at fair value, including net realized gains and loss was as follows (in thousands):

                     2002        2001
Mutual funds       $(14,900)   $(10,337)
Common stock        (24,126)    (32,679)
                   --------    --------

Total              $(39,026)   $(43,016)
                   ========    ========

4.       GUARANTEED INVESTMENT CONTRACTS

         The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating, and rate of return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2002 and 2001, no valuation reserves were required.

         The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $42,023,000 and $34,851,000 at December 31, 2002 and 2001,
         respectively. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair values approximate contract value at December 31, 2002 and 2001 and were $50,859,000 and $48,062,000, respectively.

         The average yield on guaranteed investment contracts for the years ended December 31, 2002 and 2001 was 6.25% and 6.88%, respectively. The average crediting interest rate was 6.29% and 6.79% at December 31, 2002 and 2001, respectively.

5.       PARTY-IN-INTEREST TRANSACTIONS

         The plan's investments include Safeway Inc. common stock, representing party-in-interest transactions that qualify as exempt prohibited transactions.

         Certain Plan investments are managed by Merrill Lynch Howard Johnson & Company. As Merrill Lynch Howard Johnson & Company provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch Howard Johnson & Co. for recordkeeping was $226,380 and $68,653 in 2002 and 2001, respectively.

                                     * * * * * *

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4I - SUPPLEMENTAL SCHEDULE
OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2002 (IN THOUSANDS)

  ASSET NAME                                                             CURRENT
  AND DESCRIPTION                                                         VALUE
  Guaranteed Investment Contracts:
   John Hancock - #14694, 7.01%                                          $  4,999
   New York Life GA-31444, 4.24%                                            2,029
   State Street Bank #99002, 6.62%                                         15,606
   Transamerica Life #TDA-76893-TR-O, 6.62%                                15,905
   Travelers GR-17771, 7.03%                                                3,484

  Short Term Investment Funds:
   SEI Stable Asset Fund #190947, 5.34%                                    11,454
   STIF Wells Fargo EBT, 1.47%                                                491

* Safeway Common Stock (1,205,597 shares)                                  28,163

* Merrill Lynch S&P 500 Stock Fund (2,906,393 units)                       31,273
  TCW Galileo Small Capital Growth Fund I (173,072 units)                   1,706
  PIMCO Total Return Fund CI A (1,586,521 units)                           16,928
  Alliance Premier Growth Fund CI A (118,269 units)                         1,625
  Alliance Growth and Income Fund (372,999 units)                             970
  State Street Research Aurora Fund (168,171 units)                         4,339
  ING Pilgrim International Value Fund (58,704 units)                         604
  Participant Loans (395 loans, interest ranging from 5.75% to 10.50%)      5,013
                                                                         --------

  TOTAL                                                                  $144,589
                                                                         ========

* Represents a party-in-interest transaction.